Exhibit 10.1

Sonus Networks, Inc.

Senior Management Cash Incentive Plan

Section 1. Purpose

The purpose of the Plan is to provide incentives for certain management employees of the Company to achieve a sustained, high level of financial and other measures of success for the Company.

Section 2. Definitions

Each of the following terms when used in the Plan shall have the meaning set forth below opposite such term:

2.1.   “Administrator”: The Committee and its delegates to the extent of such delegation.

2.2   “Award Opportunity”: An opportunity awarded by the Administrator to a Participant to earn a benefit under the Plan for a specified Plan Year.

2.3   “Award Payment Amount”: The amount, if any, determined by the Administrator to be payable by the Company to a Participant in respect of the Participant’s Award Opportunity for a specified Plan Year.

2.4.   “Base Salary”: For any Participant for any Plan Year or portion thereof, the Participant’s base contract salary from the Company for such period.

2.5.   “Board”: The Board of Directors of the Company.

2.6.   “Code”: The Internal Revenue Code of 1986, as amended and in effect from time to time.

2.7.   “Committee”: The Compensation Committee of the Board.

2.8.   “Company”: Sonus Networks, Inc. and its successors and assigns.

2.9.   “Eligible Employee”: A management employee of the Employer who is determined to be eligible pursuant to Section 3 below.

2.10.   “Employer”: The Company and its subsidiaries.

2.11.   “Participant”: For any Plan Year, an Eligible Employee who is selected by the Administrator to be given an Award Opportunity for the Plan Year.

2.12.   “Performance Goals”: The goals established in writing by the Administrator for a Plan Year for each Participant.

2.13.   “Plan”: The Sonus Networks, Inc. Senior Management Cash Incentive Plan set forth herein, as it may be amended and in effect from time to time.

2.14.   “Plan Year”: The Company’s fiscal year.

2.15.   “Subsidiary”: Any subsidiary of the Company.

Section 3. Eligibility; Participants

The Administrator shall determine which management employees of the Employer are eligible to participate in the Plan for any Plan Year or portion thereof. Except as the Administrator otherwise determines, however, all employees of the Employer with a management title of “Director” or higher, and only such employees, shall be eligible to participate. Participation in the Plan for any Plan Year shall not, in and of itself, entitle an individual to continued participation in the Plan for future Plan Years.

Section 4. Awards

4.1. Grant of Award Opportunities. For each Plan Year, the Administrator shall grant an Award Opportunity to each Participant for such Plan Year. Each Award Opportunity shall be communicated to the Participant in writing, in such form as the Administrator may determine, and shall give the Participant a conditional right to earn an Award Payment if (i) the Performance Goals specified by the Administrator are determined by the Administrator to have been achieved at levels sufficient to justify a payment (as determined by the Administrator), and (ii) the Participant remains employed by the Employer through and including December 31 of the Plan Year.

4.2. Establishment of Performance Goals. The Performance Goals with respect to any Award Opportunity for any Plan Year shall be determined by the Administrator, may vary among Participants, may include a range of performance objectives, may specify minimum levels of performance below which no Award Payments will be made, and may contain such other terms and conditions as the Administrator may specify. Except as the Administrator otherwise determines in any case, each Award Opportunity shall include a measure based on Company performance and a measure based on individual performance, which shall be given such weights as the Administrator determines. Individual performance may be determined based on, among other things, personal contributions to the business.  Any of the following criteria, or any combination thereof, may be used to measure the performance of the Company or any Subsidiary, as a whole, or any business unit of the Company, or any Subsidiary, as the Committee deems appropriate:

(i)           revenue (recognized or invoiced);

(ii)          gross profit or margin;

(iii)         operating profit or margin;

(iv)         earnings or earnings growth before or after taxes, interest, depreciation, and/or amortization;

(v)          net earnings or net income (before or after taxes);

(vi)         earnings per share;

(vii)        share price (including, but not limited to, growth measures and total stockholder return);

(viii)       cost reduction or savings;

(ix)          return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

(x)           cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment);

(xi)          productivity ratios or other metrics (including but not limited to sales and sales growth);

(xii)         performance against budget;

(xiii)        market share;

(xiv)       customer satisfaction;

(xv)        working capital targets;

(xvi)       economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(xvii)      exit rate operating income margin (derived by annualizing the cost of sales and operating expense structure in place at fiscal year-end compared to the actual revenues generated in that fiscal year);

(xviii)     financial ratio metrics;

(xix)        improvement of financial ratings;

(xx)         organizational/transformation metrics; and

(xxi)        and such other financial, operation or stock-based criteria as the Administrator may determine.

The Performance Goals utilized may differ from Participant to Participant and from Award Opportunity to Award Opportunity.  In determining any Performance Goals, the Administrator shall take into account but shall not be bound by management recommendations.

4.3. Adjustments. The Administrator may, without regard to the limitations of Section 7.2, adjust Performance Goals or the weighting of such Performance Goals to reflect acquisitions, dispositions, stock dividends or combinations or other events affecting the Company’s capital stock, changes in accounting principles or practices, one-time charges or non-recurring items, extraordinary items, the writedown of any asset, charges for restructuring and rationalization programs or any other factor or factors which in the Administrator’s determination require an adjustment to avoid distortion in the operation of, or to carry out the intent of, the Plan.

4.4. Determination of Award Payment Amounts. As soon as practical after the close of the relevant Plan Year, the Administrator shall determine the extent, if any, to which the Performance Goals applicable to each Award Opportunity have been achieved and the resulting Award Amounts, if any, to be paid. The Administrator may provide for prorated Award Payments to reflect participation for less than a full Plan Year or for such other reasons as the Administrator may specify. Except as the Board otherwise provides, the determination of the Administrator shall be final and binding on all parties.

4.5. Board Authority. The Board may, with or without prior notice, override or modify any determination of the Administrator, including, without limitation, with respect to the achievement of Performance Goals or the amount of any Award Payment, but except as so overridden or modified the determinations of the Administrator shall be binding on all parties.

4.6. Delegation. The Committee delegates the role of Administrator to the Chief Executive Officer for all Eligible Employees other than the Chief Executive Officer and his/her direct reports.

Section 5. Payment of Awards

5.1. Requirement of Continued Employment. Except as otherwise provided under a separate employment agreement, a Participant shall be entitled to receive an Award Payment, if any, with respect to an Award Opportunity only if the Participant remains continuously employed by the Employer through and including December 31 of the Plan Year.

5.2. Time of Payment. Each Award Payment shall be made as soon as practicable after the close of the relevant Plan Year and in all events by March 15 of the calendar year following the close of the Plan Year.

5.3. Form of Payment. All Award Payments shall be in cash.

Section 6. Administration

Subject to the Board’s authority under Section 4.6, the Administrator shall have complete discretion and authority to interpret the Plan and any Award Opportunity established under the Plan, to determine eligibility for participation, to determine Performance Goals and the extent, if any, to which any Performance Goal has been achieved, to establish forms and procedures for use under the Plan, and generally to all things necessary or appropriate to administer the Plan.

Section 7. Miscellaneous

7.1. Tax Withholding. The Administrator shall cause to be deducted from all Award Payments such taxes and other required withholdings as it determines to be appropriate.

7.2. Amendment or Termination. The Board or, to the extent it so determines, the Committee may, with prospective or retroactive effect, amend, suspend, or terminate the Plan or portion thereof, or amend any Award Opportunity, at any time; provided, that no amendment, suspension, or termination of the Plan and no amendment of any Award Opportunity shall materially and adversely affect the rights of any Participant under any Award Opportunity that has already been granted without the consent of the affected Participant.

7.3. Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit, restrict or require the Employer from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

7.4. Unfunded Plan. Nothing in this Plan shall be construed to require the Company, the Administrator or any other person to establish a trust or otherwise to set aside assets to meet the Employer’s obligations hereunder. The rights, if any, of a Participant hereunder shall be no greater than those of an unsecured general creditor of the Employer.

7.5. No liability. No member of the Board, the Committee, or any director, officer or employee of the Employer will be liable, responsible or accountable in damages or otherwise for any determination made or other action taken or any failure to act by such person in connection with the administration of the Plan, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.

7.6. No Right of Employment. Neither the Plan nor the grant of any Award Opportunity under the Plan shall be construed as creating any contract of employment or conferring upon any employee or Participant any right to continue in the employ or other service of the Employer, or as limiting in any way the right of the Employer to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

7.7 Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

7.8. Exemption from Section 409A. Awards under the Plan are intended to be exempt from the rules of Section 409A of the Code as short-term deferrals and will be construed accordingly.

7.9. Severability. If any provision will be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan will continue in effect.

7.10. Governing Law. The Plan shall be construed and governed in accordance with the laws of Massachusetts.

7.11. Effective Date. The Plan will be effective as of February 23, 2010.